Exhibit 99.1

FOR IMMEDIATE RELEASE
October 30, 2008
CONTACT: Jerry L. Calvert
(864) 594-5690

First National Announces Third Quarter 2008 Financial Results

Spartanburg, SC, October 30, 2008 — First National Bancshares, Inc. (NASDAQ: FNSC) (www.fnbwecandothat.com), the bank holding company for First National Bank of the South, today announced operating earnings of $427,000 for the quarter ended September 30, 2008, as compared to $1,279,000 in net income for the same period a year ago.  Operating earnings for the nine months ended September 30, 2008, were $1,588,000 as compared to $2,923,000 for the same period in 2007.  Operating earnings for the third quarter of 2008 are reported prior to after-tax expenses of $2.8 million in provision for loan losses, and $413,000 in after tax adjustments related to nonperforming assets, specifically impairment charges on other real estate owned. Following the adjustment to operating earnings for expenses relating to nonperforming assets, First National recognized a net loss of $1.9 million, or $0.47 per diluted share for the nine-month period ended September 30, 2008. This result includes a net loss of $2.9 million, or $0.50 per diluted share for the three-month period ended September 30, 2008.

Jerry L. Calvert, President and Chief Executive Officer of First National, commenting on the announcement, stated, “Both our holding company and our bank remain well-capitalized, even during the stressed credit environment. In response to the impact of volatile economic conditions in the banking industry, we increased our reserves for loan losses during the third quarter to 1.88% of loans. We have experienced no losses on equity investments in Fannie Mae or Freddie Mac securities as a result of our conservative investment philosophy. We believe that First National continues to be a very safe and sound financial institution.”

The following presents the highlights of this announcement:

•
Regulatory capital ratios remain above what is required to be considered “well-capitalized” for both the bank and the holding company. The capital added from the July 2007 issuance of preferred stock and the January 2008 purchase of Carolina National Corporation (NASDAQ: CNCP) led to our 63% increase in average tangible equity since the third quarter of 2007.

•
Allowance for loan losses increased to 1.88% of outstanding loans as of September 30, 2008, compared to 1.04% as of September 30, 2007. The provision for loan losses of $4.6 million for the third quarter of 2008 exceeded net loan charge offs during the quarter by approximately $4.5 million, in anticipation of potential future loan losses.

•
Nonperforming assets increased to $37.9 million as of September 30, 2008, as compared to $8.0 million as of September 30, 2007. 75% of these nonperforming assets are related to residential housing and of that 75%, the majority are related to real estate developers in the coastal markets of South Carolina.  First National has proactively allocated resources to identify its credit issues and properly value nonperforming assets, thereby taking any resulting losses sooner rather than later.

•
Retail branch network continues to be expanded to increase the core deposit base. Marketing efforts, such as a new branding initiative launched in August and a targeted officer calling program, are being actively managed to support this objective. Additionally, five of the bank’s twelve full-service branches have been added within the last 24 months in the Charleston, Greenville and Columbia markets. The addition of these branches has increased retail deposit capacity and provides an opportunity for further deposit growth in these fast-growing markets. These initiatives are expected to increase low-cost core deposits.

•
Net interest income for the third quarter of 2008 increased $547,000 or 11.8% over the third quarter of 2007, representing a decrease of 80 basis points or 23.6% in the net interest margin since 2007.  The rapid decline in short-term interest rates as a result of the prime rate cuts earlier in 2008 led to the decrease in the net interest margin.  Intense competition for retail deposits has not allowed the cost of these funds to fall as quickly as the yield on earning assets fell after these cuts.  As liquidity in the market improves and the cost of funds decreases, future expansion in the net interest margin should occur, resulting in increased profitability.

Mr. Calvert continued, “We are focusing our efforts on building our liquidity and efficiently managing our nonperforming assets while carefully monitoring our balance sheet growth to ensure that we remain well-capitalized.

We believe that the recent initiatives by the Federal government should have a noticeable effect on each of these priorities and should be useful to us as we take action to further strengthen our balance sheet.”

First National’s total assets increased by $280.4 million or 48.8% since September 30, 2007, to $854.5 million as of September 30, 2008. Loans, excluding loans held for sale, grew to $702.8 million, an increase of 53.3% or $244.5 million over total loans of $458.3 million as of September 30, 2007. Deposits rose by $187.4 million since September 30, 2007, to $641.2 million, as of September 30, 2008, an increase of 41.3%. These amounts include $220.9 million, $203.3 million and $187.3 million in assets, loans and deposits, respectively, from the acquisition of Carolina National Corporation (NASDAQ: CNCP), which closed on January 31, 2008.

“Looking forward to 2009, we will continue to pursue our long-term strategic plan for growth.” said Mr. Calvert.
“As we secure the resources to support these plans, we are closely analyzing our net interest margin and levels of noninterest expenses. Such careful monitoring will help us make the necessary adjustments to return to a level of profit that justifies the investment we have made in our infrastructure. We are concerned about the relative increases in our noninterest expenses, but we are confident that our strong management team can provide us with efficiency improvements.”

Net Interest Margin

The net interest margin for the three-month and nine-month periods ended September 30, 2008, was 2.59% and 2.73%, as compared to the 3.39% and 3.42% net interest margin recorded for the three-month and nine-month periods ended September 30, 2007, representing a reduction of 80 and 69 basis points, respectively, over the same periods last year. Average earning assets for the three-month and nine-month periods ended September 30, 2008, increased by $250.4 million, or 46.1%, and $264.2 million, or 52.6%, respectively, over the same periods in 2007. The increases in average earning assets for the three-month and nine-month periods ended September 30, 2008, include $215.4 million and $191.3 million from the Carolina National acquisition, respectively.

The net interest margin has decreased since the majority of the bank’s earning assets earn interest at floating rates and the Federal Reserve has decreased the federal funds rate by 375 basis points since September 18, 2007. As interest-bearing liabilities with fixed rates and set maturity dates such as time deposits mature and reprice, interest expense decreases on these liabilities. As a result, interest expense should decrease on these liabilities allowing the net interest margin to improve. However, the cost of funds has not fallen in line with these reductions in the federal funds rate due to intense competition for retail deposits. As of September 30, 2008, $275.1 million in time deposits, or 66.3% of these deposits, with a weighted average yield of 3.7%, are scheduled to mature and reprice during the six-month period ending March 31, 2009.

The net interest margin was also negatively impacted by unrecognized interest income for the three-month and nine-month periods ended September 30, 2008, on average nonperforming loans of $20.6 million and $16.4 million, of $238,000 and $549,000, respectively. The effect of the interest lost on non-earning assets reduced the net interest margin by 12 and 10 basis points, respectively, for the three-month and nine-month periods ended September 30, 2008.

The bank’s retail branch expansion has remained deliberately paced, with management focusing on core deposit growth through both a full-scale marketing campaign and officer calling efforts. These endeavors are further supported by a sales training program to emphasize outstanding customer service and detailed product knowledge.

During July of 2008, the bank opened its twelfth full-service branch in Lexington, South Carolina. This branch adds to the four full-service branches acquired in the Carolina National transaction in January 2008 in the Columbia, South Carolina market. These five branches represent the bank’s continued branch expansion strategy, following up on the three full-service branches opened in the Charleston and Greenville markets in 2007. Construction is underway on the market headquarters for the northern region, which includes the fast-growing South Charlotte market and York and Lancaster counties in South Carolina. The bank’s thirteenth full-service branch will also be located in this facility which is expected to open in the second quarter of 2009. Management will continue to focus on core deposit growth via the expanding branch network which should improve the net interest margin by reducing the cost of funds.

Noninterest Income and Expense

Noninterest income increased by 1.9% and 30.5%, respectively, during the three-month and nine-month periods ended September 30, 2008, compared to the same periods in 2007. These changes occurred primarily due to increased service charges and fees on deposit accounts and to changes in fees and premiums earned on the sale of residential mortgage loans for a full nine months in 2008. The noninterest income recorded for the nine-month period ended September 30, 2007, only included income for these loans for eight months since the bank began originating and selling residential mortgage loans to the secondary market primarily through other community banks in late January of 2007. Sales of these mortgage loans occur pursuant to sales contracts entered into with the investors at the time of the loan commitment. As of September 30, 2008, $11.4 million in mortgage loans were held for sale to investors, a decrease of $6.4 million or 35.8% since September 30, 2007.

Recent financial media attention has largely focused on mortgage loans that are considered “sub-prime” (higher credit risk), “Alt-A” (low documentation) and/or “second lien”. Management has evaluated the loans that have been originated by the bank to date and believes that the majority of these loans conform to FHLMC and FNMA standards with the remainder of the loans being jumbo residential mortgages and mortgages with alternative or low documentation. Therefore, management believes that the exposure of these loans to the sub-prime and Alt-A segments is low.

The efficiency ratio (noninterest expense divided by (net interest income plus noninterest income)) increased by 51.1% from 61.01% for the three-month period ended September 30, 2007, to 92.19% for the three-month period ended September 30, 2008, and by 29.6% from 64.50% to 83.57% for the nine months ended September 30, 2008. Noninterest expense for the three-month period ended September 30, 2008, increased by 68.7% over the same period last year, which exceeds the increase in total assets of 48.8% since September 30, 2007. Net interest income for the three-month period ended September 30, 2008, increased by 11.8% and noninterest income for that period increased by 1.9% as compared to the same period in 2007. For the nine-month period ended September 30, 2008, noninterest expense increased 60.3%, while noninterest income increased 30.5% and net interest income increased by 22.2% for the same period.

Noninterest expense for the three-month and nine-month periods ended September 30, 2008, increased by a relatively larger amount than the net increases in net interest income and noninterest income for these periods. Therefore, the efficiency ratio for both of these periods increased as compared to the same periods in 2007. The majority of the increase occurred as a result of the Carolina National acquisition. Also, three full-service branches were opened at various times throughout 2007, resulting in a higher level of expenses in areas such as occupancy, data processing, salaries and employee benefits in 2008 than in 2007 because these branches were open for the full nine months in 2008. A primary purpose for opening these branches is to generate retail deposits to support the assets added from the loan production offices that preceded the establishment of these full-service branches.

In addition, the cost of owning various properties acquired through foreclosure was approximately $418,000 and $481,000 for the three-month and nine-month periods ended September 30, 2008, respectively, including impairment charges of $372,000 recorded in the third quarter of 2008. Since noninterest expense increased at a relatively faster rate than the increases in net interest income and noninterest income as compared to the third quarter of 2007, the efficiency ratio for the third quarter of 2008 has increased compared to the third quarter of 2007. As the net interest margin increases, we believe we can return the efficiency ratio to historical levels if our efforts to control noninterest expenses are effective.

Credit Quality

Nonperforming assets (nonperforming loans plus other real estate owned) were $38.0 million as of September 30, 2008, as compared to $8.0 million as of September 30, 2007. This amount includes $2.2 million in nonperforming assets recorded at the time the Carolina National acquisition was closed. These assets have been recorded at their net realizable value as of the merger date of January 31, 2008.

Nonperforming loans consist primarily of loans made to residential real estate developers with total exposure of $23.0 million as of September 30, 2008, or 75.0% of the balance of total nonperforming loans of $30.5 million as of this date. The recent downturn in the residential housing market is the primary factor leading to the abrupt deterioration in these loans. The repayment of these loans is dependent on the ultimate completion of the project or home and usually on the sale of the property or permanent financing. Slow housing conditions have affected some of these borrowers’ ability to sell the completed projects in a timely manner. In addition, the decline in real estate values has reduced the amount that the borrower could receive from a sale of the loan collateral. In many cases, the financial strength of the guarantor has also deteriorated since the loan was originally extended due to the same economic conditions that have contributed to the deterioration in the problem credit. In these cases where the guarantor is not able to satisfy the loan obligation, we are taking action to liquidate the underlying collateral for the loan.

Additional reserves have been provided in the allowance for loan losses during the three-month period ended September 30, 2008, to account for what management believes is the increased probable credit risk associated with the credits identified as nonperforming loans. These additional reserves are based on management’s evaluation of a number of factors including the estimated real estate values of the collateral supporting each of these loans and the financial strength of the guarantor on the loan.

Management believes that the combination of specific reserves in the allowance for loan losses related to established impairments of these loans, as well as additional amount added to the general reserve in the allowance for loan losses during the third quarter of 2008, will be adequate to account for the current risk associated with the residential construction loan portfolio as of September 30, 2008. Included in the allowance for loan losses as of September 30, 2008, is a specific reserve of $4.5 million related to impaired loans. Management evaluates this amount regularly and may adjust the specific reserve to reflect changes in the value of the underlying collateral or other factors that may affect the estimated on these credits.

Also included in nonperforming assets as of September 30, 2008, is $7.5 million in other real estate owned, or 19.6% of total nonperforming assets as of this date. The balance in other real estate owned consists of property acquired through foreclosure. During the three-month period ended September 30, 2008, other real estate owned increased by $5.6 million. The transfer of these properties represents the next logical step from their previous classification as nonperforming loans to other real estate owned to give First National the ability to control the properties. The repossessed collateral is primarily made up of single-family residential properties in varying stages of completion and is concentrated in two loan relationships with local real estate developers. These properties are being actively marketed and maintained with the primary objective of liquidating the collateral at a level which most accurately approximates fair market value and allows recovery of as much of the unpaid principal balance as possible upon the sale of the property in a reasonable period of time.

Currently, due to continued housing market deterioration as well as various other contributing factors, management has established reserves associated with the properties in other real estate owned for approximately $685,000. Management regularly evaluates the carrying value of the properties included in other real estate owned and may record additional writedowns in the future after review of a number of factors including collateral values and general market conditions in the area surrounding the properties. The carrying value of these assets is believed to be representative of their fair market value, although there can be no assurance that the ultimate proceeds from the sale of these assets will be equal to or greater than the carrying values. Management continues to evaluate and assess all nonperforming assets on a regular basis as part of its well-established loan monitoring and review process.

Total loan net chargeoffs were $114,000 and $717,000, respectively, for the three-month and nine-month periods ended September 30, 2008, compared to $143,000 and $227,000 for the comparable periods in 2007. These net chargeoffs represent 0.07% and 0.14% of average total loans for the three-month and nine-month periods ended September 30, 2008, and 0.14% and 0.07% for the three-month and nine-month periods ended September 30, 2007, respectively. The allowance for loan losses of $13.2 million as of September 30, 2008, was recorded at 1.88% of total loans outstanding as of this date, as compared to 1.04% of total loans outstanding as of September 30, 2007. An increase in the allowance for loan losses of $4.6 million was recorded during the third quarter of 2008 which exceeded net chargeoffs by $4.5 million for the third quarter of 2008, consisting of an increase to the specific and general reserves. The general reserve considers qualitative or environmental factors that are likely to cause estimated credit losses including, but not limited to: changes in delinquent loan trends, trends in risk grades and net charge-offs, concentrations of credit, trends in the nature and volume of the loan portfolio, general and local economic trends, collateral valuations, the experience and depth of lending management and staff, lending policies and procedures, the quality of loan review systems, and other external factors. The allowance has been recorded based on management’s ongoing evaluation of inherent risk and estimates of probable credit losses within the loan portfolio.

Management believes that sufficient specific reserves have been allocated in its allowance for loan losses as of September 30, 2008, related to the nonperforming loans and other nonaccrual loans that it believes will offset losses, if any, arising from less than full recovery of the loans from the supporting collateral, based on management’s review of information currently available. Also included in the allowance for loan losses as of September 30, 2008, is $2.9 million added from the acquisition of Carolina National which closed on January 31, 2008.

During the three-month period ended September 30, 2008, we increased the specific reserve due to adverse developments with respect to certain nonperforming loans. In addition, impaired loans increased during the third quarter of 2008 to $26.7 million, with related valuation allowances of $4.5 million, to address the risks within the loan portfolio. The provision for loan losses generally, and the loans impaired under the criteria defined in FAS 114 specifically, reflect the negative impact of the continued deterioration in the residential real estate market, specifically along the South Carolina coast, and the economy in general.  As of September 30, 2008, total residential construction and development loans totaled $60.1 million, or 8.6% of the loan portfolio. Recent focus by the credit department on reviews of credits to residential real estate development and construction borrowers resulted in the identification of problem loans which contributed to the increase in the level of nonperforming loans.

COMPANY HIGHLIGHTS

First National Bank of the South is a subsidiary of First National Bancshares, Inc. (NASDAQ: FNSC), an $854- million asset bank holding company based in Spartanburg, South Carolina. First National Bank of the South provides a wide range of financial services to consumer and commercial customers with twelve full-service branches in five South Carolina counties. A thirteenth office is expected to open its doors in the Fort Mill/Tega Cay community of York County in the second quarter of 2009. Additional information is available online at www.fnbwecandothat.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning our future loan and deposit growth, plans, objectives, expectations, performance, credit quality, loan losses, events and the like, as well as any other statements, including those regarding potential effects of the acquisition of Carolina National Corporation, that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements, including, but not limited to: changes in worldwide and U.S. economic conditions, the effects of changes in interest rates, volatile credit and financial markets, a further downturn in the economy or real estate markets, branch construction delays, greater than expected non-interest expenses or excessive loan losses, deterioration in real estate values, greater than anticipated losses on nonperforming assets, including but not limited to impairment of other real estate owned, and uncertainties associated with the merger, including the integration of operations and the cost of combining the banks, whether the transaction will be accretive to First National’s shareholders, business disruption following the merger including adverse effects on employees, the quality of Carolina National’s assets that First National acquired, the ability of First National to retain customers of Carolina National following the merger, and acceptance of First National’s products and services in the Columbia markets. These risks are exacerbated by the recent developments in national and international financial markets, and we are unable to predict what effect these uncertain market conditions will have on our company. During 2008, the capital and credit markets have experienced extended volatility and disruption. In the last 90 days, the volatility and disruption have reached unprecedented levels. There can be no assurance that these unprecedented recent developments will not materially and adversely affect our business, financial condition and results of operations. For a more detailed description of certain factors, many of which are beyond First National’s control, that could cause or contribute to our actual results differing materially from future results expressed or implied by our forward-looking statements, please see First National’s Annual Report on Form 10-K for the year ended December 31, 2007, and its other filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Forward-looking statements are based on management’s estimates and assumptions with respect to future events and financial performance and are inherently uncertain and difficult to predict. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of forward-looking information should not be construed as a representation that the future events, plans, or expectations contemplated by either company will be achieved. First National does not intend to and assumes no responsibility for updating or revising any forward-looking statement contained in this press release, whether as a result of new information, future events or otherwise.

USE OF CERTAIN NON-GAAP FINANCIAL MEASURES

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net income and operating earnings. The company's management believes that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the company's operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, and investors should consider the company's impairment charges on nonperforming loans and other real estate owned during the three-month period ended September 30, 2008, when assessing the performance of the company. Non-GAAP measures have limitations as analytical tools and investors should not consider them in isolation or as a substitute for analysis of the company's results as reported under GAAP.

OUR STORY

First National Bank of the South is an energetic group of like-minded professionals who are driven to serve our clients’ every need. We greet people by name. Listen intently. Recognize that we are all busy. Respond with refreshing simplicity. Turn on a dime. Look for solutions. Return calls promptly. And hustle to earn clients’ loyalty. We are passionate about what we do. Why we love coming to work. And why we focus on being the very best bank in the South. We can take service further. Exceed all expectations. And above all, we’re doing it. We are First National Bank of the South. We can do that.

First National Bancshares, Inc.
Summary Financial Data (unaudited)
(Dollars in thousands, except per share data)

	For the Nine Months Ended September 30,		Increase/
	2008	2007	(Decrease)
Income Statement Data:
Interest income	$34,814	$29,404	18.4%
Interest expense	19,112	16,551	15.5%
Net interest income	15,702	12,853	22.2%
Provision for loan losses	6,027	1,213	396.9%
Net interest income after provision for loan losses	9,675	11,640	(16.9)%

Noninterest income:
Mortgage loan and related fees	1,779	1,287	38.2%
Service charges and fees on deposit accounts	1,307	889	47.0%
Gain on sale of securities available for sale	23	-	100.0%
Other noninterest income	659	711	(7.3)%
Total noninterest income	3,768	2,887	30.5%

Noninterest expense:
Salaries and employee benefits	8,522	5,733	48.6%
Occupancy and equipment expense	2,454	1,396	75.8%
Data processing and ATM expense	960	514	86.8%
Professional fees	651	453	43.7%
Public relations	565	527	7.2%
Telephone and supplies	491	315	55.9%
Other real estate owned expense	481	7	6,771.4%
Loan related expenses	417	306	36.3%
FDIC Insurance	402	199	102.0%
Other noninterest expense	1,329	702	89.3%
Total noninterest expense	16,272	10,152	60.3%

Income/(loss) before income taxes	(2,829)	4,375	(164.7)%
Income tax expense/(benefit)	(948)	1,452	(165.3)%
Net income/(loss)	(1,881)	2,923	(164.4)%
Preferred stock dividends(1)	(979)	(300)	226.3%
Net income/(loss) available to common shareholders	$(2,860)	$2,623	(209.0)%

Selected Ratios:(8)
Net interest margin(11)	2.73%	3.42%	(20.2)%
Return on average assets	(0.31)%	0.75%	(141.3)%
Return on average equity	(3.12)%	11.44%	(127.3)%
Return on average tangible equity(9)	(19.72)%	11.44%	(272.4)%
Efficiency ratio	83.57%	64.50%	29.6%
Average tangible equity to average tangible assets ratio	7.06%	5.98%	18.1%

Per Share Data and Shares Outstanding:
Net income/(loss) - basic	($0.47)	$0.71	(166.8)%
Net income/(loss) - diluted(2)	($0.47)	$0.62	(176.3)%
Weighted average common shares outstanding:(10)
Basic	6,036,167	3,696,135	63.3%
Diluted(3)	6,036,167	4,704,425	28.3%

Balance Sheet Averages:
Total assets	$813,770	$571,893	42.3%
Interest-earning assets	766,148	501,906	52.6%
Nonperforming loans	16,386	3,244	405.1%
Other real estate owned	4,845	245	1,877.6%
Intangible assets	24,662	-	100.0%
Shareholders' equity	80,395	34,173	135.3%
Average tangible equity	55,733	34,173	63.1%

	For the Three Months Ended September 30,		Increase/
	2008	2007	(Decrease)
Income Statement Data:
Interest income	$11,472	$10,618	8.0%
Interest expense	6,288	5,981	5.1%
Net interest income	5,184	4,637	11.8%
Provision for loan losses	4,618	422	994.3%
Net interest income after provision for loan losses	566	4,215	(86.6)%

Noninterest income:
Mortgage loan and related fees	445	590	(24.6)%
Service charges and fees on deposit accounts	445	323	37.8%
Gain on sale of securities available for sale	23	-	100.0%
Other noninterest income	291	269	8.2%
Total noninterest income	1,204	1,182	1.9%

Noninterest expense:
Salaries and employee benefits	2,911	2,053	41.8%
Occupancy and equipment expense	863	503	71.6%
Other real estate owned expense	418	7	5,871.4%
Data processing and ATM expense	310	164	89.0%
Public relations	307	159	93.1%
Telephone and supplies	175	109	60.6%
FDIC Insurance	135	47	187.2%
Professional fees	127	159	(20.1)%
Loan related expenses	117	123	(4.9)%
Other noninterest expense	626	227	175.8%
Total noninterest expense	5,989	3,551	68.7%

Income/(loss) before income taxes	(4,219)	1,846	(328.5)%
Income tax expense/(benefit)	(1,413)	567	(349.2)%
Net income/(loss)	(2,806)	1,279	(319.4)%
Preferred stock dividends(1)	(326)	(300)	8.7%
Net income/(loss) available to common shareholders	$(3,132)	$979	(419.9)%

Selected Performance Ratios:(8)
Net interest margin	2.59%	3.39%	(23.6)%
Return on average assets	(1.31)%	0.91%	(244.0)%
Return on average equity	(12.99)%	10.85%	(219.7)%
Return on average tangible equity(9)	(5.83)%	10.85%	(153.7)%
Efficiency ratio	93.75%	61.01%	53.7%
Average tangible equity to average tangible assets ratio	6.80%	8.34%	(18.5)%

Per Share Data and Shares Outstanding:
Net income/(loss) - basic	($0.50)	$0.26	(287.6)%
Net income/(loss) - diluted(2)	($0.50)	$0.24	(305.5)%
Weighted average common shares outstanding:(10)
Basic	6,302,459	3,695,822	70.5%
Diluted(3)	6,302,459	5,289,673	19.1%

Balance Sheet Averages:
Total assets	$848,862	$560,566	51.4%
Interest-earning assets	793,225	542,801	46.1%
Nonperforming loans	20,594	4,197	390.7%
Other real estate owned	8,179	591	1,283.9%
Intangible assets	29,940	-	100.0%
Shareholders' equity	85,703	46,769	83.2%
Average tangible equity	55,755	46,769	19.2%

	As of September 30,		Increase/
Balance Sheet Data:	2008	2007	(Decrease)
Total assets	$854,489	$574,104	48.8%
Loans, net of unearned income	702,800	458,322	53.3%
Mortgage loans held for sale	11,445	17,837	(35.8)%
Allowance for loan losses	13,237	4,781	176.9%
Securities available for sale	72,537	75,230	(3.6)%
Goodwill & other intangible assets	29,946	-	100.0%
Noninterest-bearing deposits	41,992	31,383	33.8%
Interest-bearing deposits	599,208	422,395	41.9%
Total deposits	$641,200	$453,778	41.3%
FHLB advances	72,753	41,887	73.7%
Other borrowings	17,500	-	100.0%
Federal funds purchased	22,305	14,652	52.2%
Junior subordinated debentures	13,403	13,403	-
Shareholders’ equity	$82,638	$46,289	78.5%

Total loans to deposits	111.39%	101.00%	10.3%
Tangible book value per common share(6)	$5.52	$8.10	(31.9)%
Tangible diluted book value per common share(7)	$6.96	$8.10	(14.1)%
Common shares outstanding at period end(10)	6,296,698	3,695,822	70.4%

Capital Ratios:
The Company
Leverage capital	8.10%	9.78%	(17.2)%
Tier 1 risk-based capital	9.11%	11.75%	(22.5)%
Total risk-based capital	10.37%	13.82%	(25.0)%

The Bank
Leverage capital	9.08%	8.19%	10.9%
Tier 1 risk-based capital	10.22%	9.82%	4.1%
Total risk-based capital	11.48%	10.85%	5.8%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Reconciliation of GAAP to Non-GAAP Measures
Net income/(loss), as reported (GAAP)	$(2,806)	$1,279	$(1,881)	$2,923
Non-operating items, net of tax effect:
Impairment charges in loan loss provision	2,820	-	2,820	-
Impairment charges and carrying costs on other real estate owned	263	-	303	-
Foregone interest income on nonperforming loans	150	-	346	-
Operating earnings (net income, excluding non-operating items)	$427	$1,279	$1,588	$2,923

	As of September 30,		Increase/
Asset Quality Data:	2008	2007	(Decrease)
Allowance for Loan Losses:
Balance, beginning of year	$4,951	$3,795	30.5%
Allowance from acquisition	2,976	-	100.0%
Provision charged to operations	6,027	1,213	396.9%
Loans charged off
Residential housing-related	(663)	-	100.0%
Owner-occupied commercial	-	(44)	(100.0)%
Other	(82)	(192)	(57.3)%
Total charge offs	$(745)	$(236)	215.7%

Recoveries of loans previously charged off	28	9	211.1%
Net charge offs	(717)	(227)	215.9%
Balance, end of period	$13,237	$4,781	176.9%

Nonperforming Assets:
Nonperforming loans
Residential housing-related	$22,971	$3,719	517.7%
Owner-occupied commercial	3,156	2,035	55.1%
Other	4,414	346	1,175.7%
Total nonperforming loans	$30,541	$6,100	400.7%

Other real estate owned (OREO)
Residential housing-related	$4,929	$-	100.0%
Owner-occupied commercial	1,993	1,911	4.3%
Other	532	-	100.0%
Total OREO	$7,454	$1,911	290.1%

Total nonperforming assets	$37,995	$8,011	374.3%

Key Ratios:
Nonperforming loans to total loans(4)	4.35%	1.33%	227.1%
Nonperforming assets to total assets plus OREO	4.41%	1.42%	210.6%
Nonperforming assets to total loans(4)	5.41%	1.75%	209.5%
Allowance for loan losses to nonperforming loans	43.34%	78.38%	(44.7)%
Allowance for loan losses to total loans(4)	1.88%	1.04%	80.2%
Quarter-to-date
Provision for loan losses to average total loans(4)	2.64%	0.40%	560.0%
Net chargeoffs to average total loans(4)	0.07%	0.14%	(50.0)%
Year-to-date
Provision for loan losses to average total loans(4)	1.19%	0.36%	230.6%
Net chargeoffs to average total loans(4)	0.14%	0.07%	100.0%

(1)
Preferred stock dividends were distributed on the 720,000 shares of 7.25% Series A Noncumulative Convertible Perpetual Preferred Stock, issued on July 9, 2007, which has been included in shareholders’ equity at a price of $25.00 per share.

(2)
The adjustment to net income for preferred stock dividends for the three-month and nine- month periods ended September 30, 2008, results in a loss available to common shareholders. In this scenario, diluted earnings per share equals basic earnings per share.

(3)
Weighted average diluted shares outstanding do not reflect the dilutive effect of common stock options and warrants or the common stock equivalent of preferred shares for the three-month and nine-month periods ended September 30, 2008, due to the net loss available to common shareholders for those periods.

(4)	Total loans include nonperforming loans, but not mortgage loans held for sale.
(5)	Total loans include nonperforming loans and mortgage loans held for sale.
(6)	Tangible book value per common share as of September 30, 2008, excludes intangible assets of $29,945,821 and preferred equity redemption value of $18,003,720 from total shareholders’ equity.
(7)
Tangible diluted book value per common share as of September 30, 2008, adjusts (1) total shareholders’ equity to exclude intangible assets and include proceeds from the exercise of options and warrants of $6,053,440 and (2) common shares outstanding to include shares issued upon the exercise of options and warrants of 1,128,846 and the conversion of noncumulative perpetual preferred securities of 1,028,784.

(8)	Annualized.
(9)
Return on average tangible equity excludes net accretion of purchase accounting adjustments of $556,000 from net loss for the nine-month period ended September 30, 2008 and net amortization of purchase accounting adjustments of $33,000 for the three-month period ended September 30, 2008. Average tangible equity excludes average intangible assets from average shareholders’ equity.

(10)	Common shares outstanding exclude treasury shares outstanding and includes 2.7 million shares issued to the former Carolina National shareholders as of January 31, 2008.
(11)	Non tax-equivalent.